Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman

(415) 433-3777

kchapman@lhai.com

AXESSTEL ANNOUNCES FIRST QUARTER 2007 RESULTS

SAN DIEGO, CA – May 3, 2007 – Axesstel, Inc. (AMEX: AFT) today announced results for the first quarter ended March 31, 2007.

Financial Results

Revenues for the first quarter of 2007 were $25.2 million, compared to $10.5 million in the first quarter of 2006, due in part to strong data product sales in Latin America and Asia. Due to the shift in product mix, gross margin for the first quarter grew to $4.6 million, or 18.1 percent of revenue, compared to $269,000, or 3.0 percent of revenue, for the same period last year. The company reported a net loss of $1.2 million, or $0.05 per share, narrowed from the net loss of $3.4 million, or $0.15 per share, in the year ago quarter. Cash and cash equivalents were $3.7 million at March 31, 2007, equivalent with the balance at December 31, 2006.

“We are progressing toward our 2007 goals to expand our customer base, geographic reach and data product portfolio,” said Marv Tseu, CEO of Axesstel. “We are also driving increased sales of data products to continue to improve margins. During the first quarter, phone products grew 118 percent and modem products increased 300 percent compared to last year, delivering total revenue of $25.2 million. In the first quarter, we expected slightly stronger revenues; however, the Venezuela nationalization plan announced in January delayed a number of large modem orders that were received too late to build and ship in the first quarter. We are encouraged the Venezuela business environment appears to be normalizing. We ended the quarter with a total backlog of approximately $16.0 million, the majority of which is related to modems from customers in Africa, the Caribbean, Eastern Europe and Venezuela. In aggregate, we remain on track to achieve our goals of first half 2007 revenue of approximately $60.0 million and annual revenue of approximately $135.0 million, with the year being slightly profitable.”

Tseu continued, “Looking forward, we are committed to delivering rapid top-line growth, achieving profitability with continued product and customer diversification. We are focused on growing our core business by expanding our line of data products. Additionally, to supplement our core business we are identifying machine-to-machine opportunities. We are focusing on markets where our product solutions can solve customer problems by wirelessly transferring decentralized, mission critical data, without human intervention. These devices will be targeted to be integrated into customer applications; and as such, they will bring opportunities for greater barriers to entry and subsequent higher margins. Our medium-term goal is to grow to be a $200 million plus company, with strong revenue contribution from phones, but a more dominant contribution from data products.”

Outlook

The company still expects revenue for the first half of 2007 to be approximately $60.0 million. In addition, the company reiterates its 2007 annual revenue to be approximately $135.0 million with gross margins as a percentage of revenue in the upper teens delivering profitability for the full year.

Recent Highlights

Significant developments recently and in the first quarter 2007 include:

Customer

•	Began shipments in April to Bermuda Digital Communications Ltd. under its CellularOne brand of its new MV420 (800 MHz) 3G Gateway.
•

Selected by the African CDMA Forum as an approved vendor to provide its complete line of CDMA2000 1X fixed wireless desktop phones, public call office phones, voice/data terminals, and CDMA2000 1xEV-DO Rev 0 and Rev A fixed and mobile broadband modems and 3G gateways to ACF’s 12 operator members located throughout the continent of Africa.

Product

•	Announced the availability of the Axesstel PG330 Fixed Wireless Desktop Phone; a quad-band (850, 900, 1800, and 1900 MHz) GSM and GPRS phone.
•	Announced development of the MU430 3G Gateway for high-speed uplink packet access (HSUPA) networks and portable USB modems for HSUPA and enhanced data rates for GSM evolution (EDGE) networks.
•	Exhibited its 3G gateways and USB modems at 3GSM World Congress held February 12 – 15 in Barcelona, Spain.

•	Announced commercial availability of the MV100 Series of CDMA2000 1xEV-DO Rev A USB Modems at CTIA Wireless 2007.

Sales Operations

•	Increased “localization” of sales efforts by establishing regional vice presidents of sales in Europe, Asia and Latin America.

Tseu added, “Our regional vice presidents in Europe, Asia and Latin America have done quite well building relationships worldwide and driving sales. We would like to thank Murray Kawchuk, senior vice president of sales and corporate marketing, who helped us establish this infrastructure. Murray is moving on due to personal reasons related to the requisite travel schedule. The regional vice presidents will report to me, and our work is being supported by Clark Hickock, our chief operating officer, who is taking on the administrative and operational functions related to sales.”

Conference Call

Axesstel will host a conference call at 1:30 p.m. PT (4:30 p.m. ET) today to discuss its first quarter 2007 results. Participating in the call will be Marv Tseu, chief executive officer and director, and Patrick Gray, chief financial officer.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, you may dial the following number five to ten minutes prior to the scheduled conference call time: 1-877-663-9622. International callers should dial 00-1-706-634-9407. There is no pass code required for this call.

If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available on Thursday, May 3 at 7:00 p.m. ET, through Monday, May 7 at 11:59 p.m. ET. To access the replay, please dial 1-800-642-1687. International callers should dial 00-1-706-645-9291. The pass code is 6354945.

ABOUT AXESSTEL, INC.

Axesstel (AMEX: AFT) is a leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s product portfolio includes fixed wireless desktop phones, public call office phones, voice/data terminals, fixed and mobile broadband modems and 3G gateways for access to voice calling and high-speed data services. The company delivers innovative wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California and has a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2007 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to revenues, margins and profitability as well as anticipated cost reductions, manufacturing efficiencies, expected product introductions, and potential customers and markets which may affect future results and future viability. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include, but are not limited to, the risk of delays in the adoption of new technologies in developing markets; the lack of continued acceptance or growth of fixed wireless products in target markets; the possibility that networks that can support our broadband products will not be widely deployed; competition for contracts with our large telecommunication carrier customers; the risks of dependence on a limited number of those customers; the requirement for end users to accept our products and technologies; our dependence on limited or sole source suppliers; the possibility of unforeseen manufacturing difficulties; and other risk factors and information contained in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards, and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; Axesstel’s need to gain market acceptance for its products; Axesstel’s need to attract and retain skilled personnel; potential intellectual property-related litigation, and Axesstel’s dependence on a few significant customers. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended
	March 31, 2007	March 31, 2006
Net revenues	$25,189,776	$10,510,388
Cost of goods sold	20,618,273	10,241,564

Gross margin	4,571,503	268,824

Operating expenses:
Research and development	1,892,205	1,305,377
Selling, general and administrative	3,893,995	2,723,887

Total operating expenses	5,786,200	4,029,264

Operating income (loss)	(1,214,697)	(3,760,440)

Other income (expense):
Interest and other income	16,630	375,166
Interest and other expense	(50,868)	(28,900)

Total other income (expense)	(34,238)	346,266

Income (loss) before provision for income taxes	(1,248,935)	(3,414,174)
Provision for income taxes	—	—

Net income (loss)	(1,248,935)	(3,414,174)

Earnings (loss) per share:
Basic	($0.05)	($0.15)

Diluted	($0.05)	($0.15)

Weighted average shares outstanding:
Basic	22,867,552	22,585,256

Diluted	22,867,552	22,585,256

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS
	March 31, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$3,737,049	$3,708,909
Accounts receivable, net	38,845,725	39,008,789
Deferred tax assets Inventory	1,714,970	2,525,885
Prepayments and other current assets	1,164,995	1,143,693

Total current assets	45,462,739	46,387,276

Property and equipment, net	1,842,377	1,905,386

Other assets:
License, net	2,626,842	2,836,392
Goodwill	385,564	385,564
Other, net	1,184,400	1,206,309

Total other assets	4,196,806	4,428,265

Total assets	$51,501,922	$52,720,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
	March 31, 2007	December 31, 2006
Current liabilities:
Accounts payable	$19,424,163	$19,511,321
Bank financing	8,064,000	13,127,450
Customer Advances	5,233,572	14,000
Accrued commissions	2,242,004	2,077,430
Accrued royalties	2,973,551	2,994,000
Accrued warranties	439,000	463,000
Accrued expenses and other current liabilities	1,569,067	1,966,432

Total current liabilities	39,945,357	40,153,633

Long-term liabilities:
Other long-term liabilities	3,067,777	3,068,940

Total long-term liabilities	3,067,777	3,068,940

Stockholders’ equity	8,488,788	9,498,354

Total liabilities and stockholders’ equity	$51,501,922	$52,720,927